EMPLOYMENT AGREEMENT


This agreement is made this 1st day of June, 1996, by and between MOTO PHOTO, INC. a Delaware Corporation ("Employer"), and Frank M. Montano ("Employee") under the following circumstances:

     WHEREAS, the parties desire to enter into an Employment Agreement upon the terms and conditions set forth herein.

     WHEREAS, during the term of his employment, Employee will receive access to proprietary information and/or trade secrets relating to Employer's business, its franchisees and its business contacts which are of a highly confidential, unique, and valuable nature. In addition, Employee may be adding to confidential information of Employer.

     WHEREAS, the parties acknowledge that the Employer would suffer great loss and damage in the event that any Confidential Information (as hereinafter defined in Section 4) is divulged at any time other than for the benefit of the Employer.

     WHEREAS, the parties further acknowledge that Employee may establish close working relationships with valued employees of Employer and its franchisees and that Employer's business may suffer substantial harm if, upon the termination of Employee's employment with Employer, Employee should thereafter employ or attempt to employ, directly or indirectly, certain personnel of Employer, its franchisees or their employees.

NOW, THEREFORE, in consideration of the foregoing promises contained herein, the parties agree as follows:
     1. Duties. Employer hereby employs Employee as Executive Vice President and Chief Operating Officer, and the Employee hereby accepts such employment upon the terms and conditions specified in this Agreement.
           During the term of his employment, Employee shall work for Employer as the Chief Operating Officer and he will report to the President and
          Chief Executive Officer and he shall have the following duties:

          1.1 He will be in charge of the operation of the Employer owned stores and franchised stores and designated staff functions; and

          1.2 He will perform such other duties as directed from time to time by the Chief Executive Officer of the Employer and/or the Board of Directors of Employer.

     2. Compensation. As base compensation for Employee's services to Employer during the term of this Agreement, Employer shall pay Employee a regular salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) per year payable in such a manner as the Employer pays its other executives. In addition, the Employee shall be entitled to a bonus for the fiscal year January 1, 1996 to December 31, 1996 in an amount equal to $19,500 if the employer's pre-tax income is $1,400,000 or greater, plus four percent (4%) if the Employer's pre-tax income is $1,400,000, including the gains or losses from the sale of company stores, as determined by the Employer's independent accountants. Such income determination will be final and binding and any bonus will be paid to the extent due according the calculation in this Section, by March 30 of the following year. Such pre-tax income will be determined by adding back any bonuses of executives (including Employee) of the Employer who have a bonus on pre-tax corporate income, to the pre-tax income of the Employers as verified by the Employer's independent CPA firm.
          Prior to December 31st of each year of this agreement, the Employer will review the compensation of the Employee for the subsequent year. The base salary may be increased and the bonus may be adjusted either higher or lower.

     3. Term. The term of the Employee's employment with the Employer shall be from January 1, 1996 and shall continue thereafter until December 31, 1998. Commencing January 1, 1998, the term of this Agreement shall be extended so that the term of this Agreement shall always be for a period of one year until and unless either party gives the other party a one year notice to terminate the Employee's employment under this Agreement, unless sooner terminated in accordance with Section
          1.1 of the Agreement. The term of the Employee's employment under this Agreement shall be extended in accordance with Section 10 of this Agreement.

     4.   Restrictive Covenants.

          4.1 Duties. During the term of this Agreement, Employee shall devote his best efforts and full time, subject to Section 5, to advance the business and welfare of Employer. Employee shall not take any action against the best interest of Employer and he shall pursue no other business interests during the term of this
               Agreement that conflict with his   employment with the Employer.

          4.2 Covenant Not to Compete. Employee acknowledges that Employer's activities are international in scope. During the term of this Agreement and for a period of two years after the termination of Employee's employment with Employer, its successors or assigns, Employee shall not, directly or indirectly, engage or be interested (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee or otherwise) in any entity engaged in a business which competes in a material manner with Employer within a three mile radius of any business location of Employer or any of its subsidiaries, affiliates, or franchisees. Employee's ownership of less than two percent (2%) of the outstanding voting stock of any publicly held corporation, or any other entity specifically authorized by the Board of Directors of Employer, shall not constitute a violation of this Section 4.

          4.3 Confidentiality. During the term of this Agreement and thereafter, Employee shall not at any time other than for the benefit of the Employer: (i) divulge, furnish, disclose, or make accessible to any person, firm, or corporation, or use for his own purposes, any Confidential Information (ii) make or cause to be made any copies, facsimiles, or other reproductions of any Confidential Information without Employer's express written consent; or (iii) remove any Confidential Information from Employer's premises or fail or refuse to surrender (notwithstanding the failure of Employer to make demands for such
               materials)     the same to Employer immediately upon termination
               of Employee's employment with Employer or at any time prior thereto upon Employer's request.

               For purposes of this Agreement, the term "Confidential Information" shall mean and include (a) any information with respect to Employer's accounts, plans, business policies, software, know-how, trade secrets, customers, franchisees, prospects, mailing lists, suppliers, pricing policies or rates, marketing techniques, or any other information which may now or in the future be considered confidential or proprietary information of Employer and (b) manuals, files, records, software, memoranda, correspondence, drawings, designs, or other
               writings belonging to or in the possession of Employer or   which
               may be produced by or come into Employer's possession in the course of Employee's employment with Employer.

          4.4 Solicitation of Employer's Employees. For a period of three years after the termination of Employee's employment with Employer, its successors or assigns, Employee shall not (i) employ or attempt to employ directly or indirectly, personally or through any entity in which Employee may be associated (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee, or otherwise) any employee of Employer, its subsidiaries or affiliates, or (ii)
               induce any employee of   Employer, its subsidiaries or
               affiliates, to leave the employment of Employer, its subsidiaries or affiliates, or (iii) induce any employee of any franchisee of Employer to leave the employment of any franchisee.

          4.5 Equitable Relief. The parties acknowledge and agree that a breach of this Section 4 cannot be compensated for by monetary damages and that any remedy at law is inadequate and Employee agrees that, in the event of a breach of any restrictive covenant set forth herein, Employer may seek and obtain a temporary restraining order, preliminary injunction, and permanent injunction restraining Employee from violating Section 4 of this Agreement in addition to any other legal relief available to Employer. For the purposes of this provision, the parties confer jurisdiction upon the courts located in Montgomery County, Ohio, and agree on venue in Montgomery County, Ohio.

          4.6 Reformation. In the event that any provision of this Section 4 should be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended for too great a period of time, for too large a geographic area, or for too great a range of activities, it shall be reformed to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable.

     5. Vacation. Employee shall be entitled to vacation in accordance with Company policy, to be taken at such times as determined by Employee, subject to Employer's prior approval and Employee giving sufficient notice so that Employer's business may operate effectively in Employee's absence.

     6. Health and Insurance Plans; Fringe Benefits. Employee shall be entitled to participate in all plans or agreements maintained by Employer relating to health insurance for the Employee, his wife and children, subject to the terms and conditions of such plans in effect from time to time. Employee shall also be entitled to all other fringe benefits provided senior officers of the Employer.

     7. Reimbursement for Expenses. Employer shall reimburse Employee for all reasonable expenses incurred on behalf of Employer in line with Employer policies.

     8. Automobile. Employer shall furnish Employee with the use of an automobile or an automobile allowance during the term of this contract for use on the Employer's business, subject to company policy.

     9. Notice. Any notice required to be given pursuant to the provisions of the Agreement shall be in writing and shall be delivered by certified mail or in person to the parties at the following addresses:

          Employer:

          Moto Photo, Inc.
          4444 Lake Center Drive
          Dayton, Ohio 45426
          Attn.:  Michael F. Adler, Pres. & CEO

          Employee:

          Frank M. Montano
          10500 Watch Hill Lane
          Dayton, Ohio 45458-4440

          or at such other place as either party may designate in writing to the other.

     10. Change in control. In the event of a change in control as defined below, the term of the employee's employment with the employer shall be extended so that it is for a period of three years from the time of any such change in control as defined in this agreement. For the purposes of this agreement change in control means:

          10.1 In excess of forty-nine percent(49%) of Employers outstanding voting shares of common stock has been acquired other than directly from employer in exchange for cash or property by any person.

          10.2 There shall be a merger, consolidation, or other combination of employer with one or more other corporations as a result of which morer than forty-nine persent(49%) of the voting stock of the merged, consolidated or combined corporation is held by former stockholders of the corporations (other than employer) which are parties to such merger, consolidation or other combination; or

          10.3 Three or more persons who are not nominated as candidates by the Board of Directors of employer in proxy statements forwarded to stockholders during any period which covers two consecutive annual stockholders meetings of employer are elected to the board of directors fo employer by the stockholders of employer voting in person or by proxy and such persons so elected are nominated as candidates for the board of directors by anyone other than the board of directors of employer or those acting on behalf of the board and fill three board positions at the same time.

          For purposes of this section 10, the term person shall have the same meaning as in section 13 of the securities exchange act of 1934 and the term employer also includes successors by merger or otherwise.


     11. Termination. Employer may terminate Employee's employment under this Agreement for cause upon written notice to Employee. For purposes of this Agreement, the term "cause" means those situations or occurrences described below:

               11.1 Dishonesty, embezzlement, fraud, breach of fiduciary duty, actions involving moral turpitude, or conviction of a felony by Employee; or

               11.2 Gross neglect of duty or gross insubordination by Employee, including the failure to abide by any reasonable and material instructions of Employer; provided, however, that it will not be reasonable if such instructions request or demand actions which would be inconsistent with the duties of a senior corporate executive; or

               11.3 Material breach of the provisions of Section 4 of this
                    Agreement.

               11.4 Should Employee dispute that his discharge was for cause,
                    Employee must submit his claim to arbitration in accordance with Section 12 within sixty (60) days after his termination of employment. If a discharge of Employee is eventually determined under arbitration to have been for cause, or if no arbitration is requested by Employee within (60) days after the termination of Employee's employment, Employer shall have no liability whatsoever under this Agreement from and after the date of termination. If the termination of Employee is without cause, Employer shall be responsible for payment of compensation as outlined in Section 2 (Compensation) subject to Section 12 (Mitigation).

                    Should termination be voluntary or involuntary with cause, Employee shall be entitled to a bonus, as described in
                    Section 2, prorated to the end of the month prior to the termination of Employee's employment.

                    Should Employee voluntarily terminate his employment with Employer for any reason, all obligations of Employer, except for the prorated bonus described in the immediately preceding paragraph under this Agreement shall be extinguished as of the date of termination of employment, but Employee shall remain subject to all of his covenants in
                    Section 4.

     12. Death or Disability. In the event of the death of the Employee, employment will terminate but Employee's spouse or estate shall receive Employee's then current salary and the benefits contemplated by paragraphs 2, 6, 7 and 8 for 90 days after the death of the Employee.

          If Employee is disabled and cannot perform the duties of his assignment, he will continue to receive full compensation at the time the disability began for the first six months of continuous disability. After six months of continuous disability, the Employee will receive 70% of full compensation, reduced by any benefits paid under the Employer's long term disability insurance program until the earlier of death, the Employee is able to return to work or the expiration of the employment contract. If the Employee remains continuously disabled subsequent to the expiration of the employment contract, Employee will continue to be entitled to benefits due under the Employer's long term disability insurance program.

          Termination or expiration of this Agreement for any reason shall not affect any obligations of Employee under Section 4 of this agreement.

     13. Mitigation. In the event of the termination of this Agreement, Employee will use his best efforts to mitigate his damages, if any, by seeking suitable employment for which he is qualified.

     14. Arbitration. Except as provided for in Section 4.6 of this Agreement, any controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in Dayton, Ohio in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. Such Arbitration may be commenced by either party notifying the other and also the American Arbitration Association that it or he intends to seek arbitration. The decision of the American Arbitration Association shall be final and binding upon all parties hereto. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The expenses of Arbitration shall be borne by the non-prevailing party.

     15. Governing Law. The Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

     16. Assignability. This Agreement is personal and shall not be assignable by Employee; provided, however, that the terms of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by Employer, its successor and assigns.

     17. Waiver. The waiver of either party of any breach of any provision of this Agreement shall not be construed as or constitute a continuing waiver or a waiver of any other breach of any provision of this Agreement.

     18. Partial Invalidity. In the event that any word, phrase, clause, sentence, or other provision herein violates any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation, without violating any other provision herein.

     19. Complete Agreement; Modification. This Agreement supersedes all prior agreements, written or oral, is intended as a complete and exclusive statement of the terms of the Agreement between parties, and may be amended, modified, or rescinded only by a written instrument executed by both parties.



IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

WITNESSES:                              EMPLOYER:

                                        MOTO PHOTO, INC.

                                              BY/s/ Michael F Adler
- ---------------------------------               -----------------------------
                                                Michael F. Adler, President &
- --------------------------------
CEO



                                   EMPLOYEE:

                                              BY /s/ Frank Montano

                                                 Frank M Montano